Exhibit 10.12

[EXECUTION COPY]

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of May 23, 2011 (this “Agreement”), is entered into by and between John Williamson (the “Executive”), Atkore International, Inc., a Delaware corporation (the “Company”) and Atkore International Group Inc., a Delaware corporation (“Parent”).  Capitalized terms that are used but not otherwise defined have the meanings set forth in Section 9 hereof.

W I T N E S S E T H:

WHEREAS, Parent desires to employ the Executive as the President and Chief Executive Officer of Parent and the Company and as a member of Parent’s Board of Directors (the “Board”), and the Executive desires to provide services to Parent and the Company in such capacities, in each case pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Nature of Employment

Subject to Section 3, effective as the Effective Date, Parent shall employ the Executive, and the Executive agrees to accept such employment, during the Term of Employment, as the President and Chief Executive Officer of Parent and the Company to undertake the duties and responsibilities commensurate with such position and as may be reasonably assigned to the Executive from time to time by the Board.  During the Term of Employment, the Executive shall report to the Chairman of the Board (currently Phil Knisely) and the Board.

2.                                       Extent of Employment

(a)          During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability at the principal executive offices of the Company, under the direction of the Board, and shall abide by the rules, customs and usages from time to time established by the Company.  During the Term of Employment, the Executive shall be a member of the Board.

(b)         During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity), consistent with past practices and norms in similar positions.  The Executive may serve on civic or charitable boards or committees so long as such service does not materially interfere with the Executive’s obligations pursuant to this Agreement and may serve on boards of directors of other companies or enterprises with the prior written consent of the Board.

(c)          During the Term of Employment, the principal place of the Executive’s employment shall be the Company’s offices in Harvey, Illinois, subject to customary business travel of behalf of the Company.

3.                                       Term of Employment; Termination

(a)          The “Term of Employment” shall commence on June 1, 2011 (the “Effective Date”) and shall continue until the Executive’s employment is terminated by the Company pursuant to Section 3(b) or by the Executive pursuant to Section 3(c).

(b)         Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Company:

(i)                                     upon the death of the Executive;

(ii)                                  in the event that, because of physical or mental disability, the Executive is unable to perform, and does not perform, in the view of the Board and as certified in writing by a competent medical physician, his duties hereunder for a period of 180 days out of any 270-day period;

(iii)                               for Cause; or

(iv)                              for any other reason or no reason, it being understood that no reason is required.

The Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company’s business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate the Executive’s employment at any time, with or without Cause.  Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor (i.e., Section 3(b)(i) — (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c)          Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Executive:

(i)                                     upon the death of the Executive;

(ii)                                  in the event that, because of physical or mental disability, the Executive is unable to perform, and does not perform, in the view of the Board and as certified in writing by a competent medical physician, his duties hereunder for a period of 180 days out of any 270-day period;

(iii)                               for Good Reason; or

(iv)                              for any other reason or no reason (a “Voluntary Termination”).

(d)         As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, embezzlement, fraud, or conversion of property;

(ii)                                  the Executive’s gross negligence or willful failure (other than by reason of death or Disability) to discharge his material duties, responsibilities or obligations prescribed by any agreement, instrument or contract between the Executive and the Company or its affiliates; provided, that the Executive has been given reasonably detailed written notice by the Board and (1) fails to initiate reasonable effort to cure such breach within 30 days from such notice or (2) having initiated such reasonable efforts, fails to cure such breach within 90 days from such notice; or

(iii)                               the Executive’s material breach or willful and knowing violation of any agreement between the Executive, on the one hand, and any of the Company or its affiliates, on the other hand (including for avoidance of doubt, but not limited to, this Agreement, the Employee Stock Subscription Agreement, and the Employee Stock Option Agreement (including the covenants set forth in Exhibit A thereto)); provided, that the Executive has been given reasonably detailed written notice of such breach by the Board and (1) fails to initiate reasonable effort to cure such breach within 30 days from such notice or (2) having initiated such reasonable efforts, fails to cure such breach within 90 days from such notice.

For the avoidance of doubt, this definition supersedes the definition of “cause” contained in any other agreement to which the Executive is a party, including, but not limited to, the Employee Stock Subscription Agreement and the Employee Stock Option Agreement.  A termination for Cause shall be deemed to include a determination by Board within the 90 days following a Voluntary Termination by the Executive that the Executive engaged in a willful and knowing act constituting Cause prior to such termination; provided that in such event the Executive shall first be provided with any applicable cure rights above; and, for avoidance of doubt, provided further that any such determination of Cause by the Board shall be subject to challenge by the Executive in the same manner and under the same terms as would apply to pursuit by any of the parties of any other controversy or claim.

(e)          As used in this Agreement, “Good Reason” shall mean any of the following:

(i)                                     a material diminution of the Executive’s Base Salary from the amount set forth in Section 4(a);

(ii)                                  a material diminution of the Executive’s benefits, which, for purposes of this subsection, are not deemed to include equity-based and incentive compensation; provided that a reduction in benefits that is generally applicable to all senior executives shall not constitute Good Reason.

(iii)                               a material diminution of the Executive’s annual bonus opportunity, at target performance levels, from the Executive’s annual bonus opportunity, at target performance levels, during the immediately preceding annual bonus measurement period;

(iv)                              a material diminution in the Executive’s title, authority, duties or responsibilities from those set forth in this Agreement;

(v)                                 the relocation of Executive’s principal place of business to a location more than twenty-five miles from Harvey, Illinois, or

(vi)                              a material breach or willful and knowing violation by the Company or Parent of any agreement between the Executive, on the one hand, and any of the Company or its affiliates, on the other hand (including for avoidance of doubt, but not limited to, this Agreement, the Employee Stock Subscription Agreement, and the Employee Stock Option Agreement);

Prior to any termination for Good Reason hereunder, the Executive must provide written notice to the Company within the 60 days following the occurrence of an alleged Good Reason event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason.  The Executive shall not have the right to terminate his employment hereunder for Good Reason (i) if, within the 15-day period following receipt of the Executive’s written notice, the Company shall have substantially cured the conduct alleged to be a basis for termination with Good Reason and (ii) absent such cure, unless the Executive actually terminates employment within 30 days following the end of the Company’s cure period.

(f)            The Executive shall be entitled to certain payments upon termination of his employment, as follows:

(i)                                     In the event the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive his base salary through the effective date of termination, any accrued benefits unpaid as of the effective date of termination, expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination, and other benefits required by law to be provided to him after termination of employment, in each case when paid according to the Company’s standard practices (the “Base Termination Compensation”).

(ii)                                  In the event the Executive’s employment is terminated (x) by the Company for any reason other than for Cause (excluding death and Disability) or (y) by the Executive with Good Reason, then the Executive shall be entitled to (A) the Base Termination Compensation, (B) severance pay equal to (x) 200% of the Executive’s target bonus as provided in Section 4(b) plus (y) two times the Executive’s base salary, at the rate in effect at the effective time of termination, with the sum of clauses (x) and (y) to be paid in equal installments over 24 months on the Company’s normal payroll dates following the date of termination, except that the first installment of such payments shall be paid on the 40th day following the termination date, and (C) the continuation of the insurance plans described in Section 7(a) (but excluding life and disability insurance and any other benefit plans or arrangements described therein) for a period of 18 months at active employee rates.  Any payment of the Executive’s base salary after termination of his employment shall be made in accordance with the Company’s regular payroll practices.  Other than solely in connection with any equity interests of the Company or its affiliates held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after a termination of the Executive’s employment of the nature contemplated by this clause (ii).  For the avoidance of doubt, upon the Executive’s death prior to the completion of all installments of severance pay, the remaining installments shall be paid to his estate.

(iii)                               If the Executive’s employment is terminated for Cause, then the Executive shall be entitled to the Base Termination Compensation.  Other than solely in connection with any equity interests of the Company or its affiliates held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iii).

(iv)                              If the Executive’s employment is terminated due to a Voluntary Termination, then the Executive shall be entitled to the Base Termination Compensation.  Other than solely in connection with any equity interests of the Company or its affiliates held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iv).

(v)                                 If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall be entitled to (A) the Base Termination Compensation, and (B) the continuation of the insurance plans described in Section 7(a) (but excluding life and disability insurance and any other benefit plans or arrangements described therein) for a period of 18 months at active employee rates.  Other than solely in connection with any equity interests of the Company or its affiliates held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (v).

(g)         Termination of the Executive’s employment will not terminate Sections 3(f) through 3(i) and 11 through 23, or any other provisions not associated specifically with the Term of Employment.

(h)         In the event the Executive’s employment is terminated and the Executive obtains alternative employment and is provided medical coverage in connection therewith, the medical coverage the Company provides pursuant to Section 3(f) shall be secondary to the medical coverage provided in connection with the alternative employment.  Any provision herein to the contrary notwithstanding, if, following his termination of employment, the Executive materially breaches the covenants contained in Exhibit A of the Employee Stock Option Agreement to which he is a party, then from and after the date of such employment or engagement, the Company shall have no further payment or benefit obligations hereunder.

(i)             In the event the Executive’s employment is terminated and the Company is obligated to make payments pursuant to Section 3(f)(ii) other than the Base Termination Compensation, it shall be a condition to such payments that, within 30 days following the date of termination, the Executive enter into a general release of claims, in the form appended hereto as Employment Agreement Exhibit 1.

(j)             Each share of Common Stock and all Options held by Executive on the date of termination or date of death shall be subject to the terms and conditions of the applicable Management Equity Agreement and the Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions.

(k)          Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all boards of, and other positions with, Parent and its affiliates (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).

4.                                       Compensation.  The Company shall pay compensation to the Executive as follows:

(a)          During the Term of Employment, the Company shall pay to the Executive as base compensation for his services hereunder, in bi-weekly installments, a base salary at a rate of not less than $500,000 per annum (“Base Salary”).  Increases to the Executive’s base compensation will be subject to the annual review of the Board at the request of the Executive and shall be made, if at all, in the Board’s sole discretion.

(b)         Annual Bonus.

(i)             During the Term of Employment, the Executive will be eligible for annual bonus payments.  The annual bonus amount payable to the Executive in respect of each fiscal year shall be determined based on the Executive’s level of achievement of target operational and financial goals and other performance metrics and conditions (“Target Performance”) that the Board (or the Compensation Committee), in its sole discretion, determines on a fiscal year basis.  For the 2011 fiscal year, the amount of the Executive’s bonus shall be determined in accordance with the following schedule:

	FY 2011 Performance level	FY 2011 Bonus Payment Amount
Below Threshold	<75% of Target Performance	0% of Executive’s Base Salary
Threshold	75% of Target Performance	50% of Executive’s Base Salary
Target	100% of Target Performance	100% of Executive’s Base Salary
Maximum	125% of Target Performance	200% of Executive’s Base Salary

(ii)          With respect to the 2012 fiscal year and subsequent fiscal years, the Target Performance and the related annual bonus amounts payable to the Executive shall be determined by the Board (or Compensation Committee) as mutually agreed with the Executive.

(iii)       Notwithstanding Section 4(b)(i), the Executive’s annual bonus for the 2011 fiscal year shall be not less than $500,000, prorated for the portion of the fiscal during which the Executive is employed hereunder, and payable no later than December 31, 2011.

(c)          Within two weeks of the Effective Date, the Executive shall be paid a cash bonus of $1,000,000 (the “Signing Bonus”).  The Signing Bonus shall be subject to repayment as follows:  (i) if a Voluntary Termination occurs prior to the one-year anniversary of the Effective Date (the “Initial Period”), Executive shall repay the Signing Bonus to the Company within five business days following the date of termination; and (ii) if a Voluntary Termination occurs following the Initial Period but prior to the second anniversary of the Effective Date, Executive shall repay one-half of the Signing Bonus to the Company within five business days following the date of termination.  To the extent permitted by applicable law, the Company may offset any amounts owed pursuant to this Section 4(c) against any amounts payable to the Executive by the Company at the time that any such repayment is due and owing.

5.                                       Equity-Based Compensation.  Executive shall be granted the following equity-based compensation:

(a)          Share Purchase.  Upon the Executive’s commencement of employment on the Effective Date, Parent shall provide the Executive with the opportunity to purchase an aggregate amount of not less than $750,000 and not more than $1,000,000 of shares of the common stock of Parent, par value $.01 per share (the “Common Stock”), at a purchase price of $10.00 per share, which is the current fair market value (the “Fair Market Value”) as determined by the Board (the “Initial Per Share Price”) pursuant to the Atkore International, Inc. Stock Incentive Plan (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Stock Incentive Plan”) (the shares so purchased, the “Shares”) and which this Agreement anticipates to be the Fair Market Value as of the date of such sale.  The terms and conditions of the Executive’s purchase of the Shares shall be evidenced by a separate Employee Stock Subscription Agreement, substantially in the form attached hereto as Employment Agreement Exhibit 2, to be entered into between Parent and the Executive (the “Employee Stock Subscription Agreement”).

(b)         Stock Options.  Upon the Executive’s purchase of Shares pursuant to Section 5(a), Parent shall grant the Executive four matching non-qualified stock options under the Stock Incentive Plan (the “Options”) for each Share purchased pursuant to Section 5(a).  The Options will vest in five annual installments at a rate of one-fifth per year, with the first installment becoming vested at the end of Parent’s 2011 fiscal year (i.e., September 30, 2011), and the subsequent installments becoming vested at the end of each of the four subsequent fiscal years, subject to the continuous employment of the Executive with Parent until the applicable vesting date.  The exercise price per share of Common Stock covered by the Options shall be equal to the Initial Per Share Price.  The terms and conditions of the Options will be evidenced by an Employee Stock Option Agreement, substantially in the form attached hereto as Employment Agreement Exhibit 3, to be entered into between Executive and Parent at the time that such Options are granted (the “Employee Stock Option Agreement” and, together with the Employee Stock Subscription Agreement, the “Management Equity Agreements”) and will be subject to the terms and provisions of the Stock Incentive Plan and Employee Stock Subscription Agreement.  The Executive will also be eligible to receive annual grants of options in the future in amounts determined by the Board (or Compensation Committee), to be granted at the same time as grants are made to other senior executives of the Company and Parent.

6.                                       Reimbursement of Expenses

(a)          Generally.  During the Term of Employment, the Company will reimburse the Executive for reasonable and documented travel, entertainment and other expenses reasonably incurred by the Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.

(b)         Relocation Expenses.  Upon submission of proper receipts, the Company shall reimburse the Executive for the following fees and expenses incurred in connection with the relocation of the Executive, his family, and their dogs and personal belongings to the Chicago metropolitan area in connection with the Executive’s employment under this Agreement:  (i) up to three months of redundant housing costs (i.e., incremental increases in cost associated with having to maintain two residences during this period); (ii) airfare and administrative costs associated with the transportation of the Executive’s family and dogs in connection with the relocation; (iii) reimbursement of reasonable expenses actually incurred for shipment of the Executive’s personal belongings to the Chicago metropolitan area; and (iv) reasonable airfare for the Executive and his family for reasonable travel between Sweden and Chicago for the three-month period commencing on the Effective Date.

7.                                       Benefits

(a)          During the Term of Employment, the Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, life, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the Company, at the sole discretion of the Board, from time to time to other members of the senior management of the Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.

(b)         The Executive shall be entitled to five (5) weeks of vacation per calendar year.

8.                                       Indemnification.  The Executive shall be fully indemnified by the Parent and the Company for any claims that a third party brings against him based on any alleged act or failure to act related in any way to the Executive’s services as an officer, employee or director of the Parent or the Company to the maximum extent permitted under applicable law and the Parent’s and the Company’s by-laws.

9.                                       Modifications to Employee Stock Option Agreement.

(a)          Parent and the Executive agree that the noncompetition provision contained in Section 3.1 of Exhibit A to the Employee Stock Option Agreement is hereby modified to provide that the restrictions contained therein shall not apply with respect to any new business lines entered into by Parent or its subsidiaries following the date of the Executive’s termination of employment for any reason.

(b)         Parent and the Executive agree that Section 2(b) of the Employee Stock Option Agreement is hereby modified to add the following sentence at the end thereof: “The Fair Market Value of the Common Stock acquired on exercise of the Options and the transfer restrictions applicable to such shares of Common Stock, shall be as set forth in the Plan and the Employee Stock Subscription Agreement to which the Employee is a party.”

10.                                 Definitions.  Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4(a).

“Base Termination Compensation” has the meaning set forth in Section 3(f)(i).

“Board” has the meaning set forth in the recitals.

“Cause” has the meaning set forth in Section 3(d).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Common Stock” has the meaning set forth in Section 5(a).

“Company” has the meaning set forth in the preamble.

“Disability” means a disability of the nature described in Section 3(b)(ii) and 3(c)(ii).

“Effective Date” has the meaning set forth in Section 3(a).

“Employee Stock Option Agreement” has the meaning set forth in Section 5(b).

“Employee Stock Subscription Agreement” has the meaning set forth in Section 5(a).

“Executive” has the meaning set forth in the preamble.

“Fair Market Value” has the meaning set forth in Section 5(a).

“Good Reason” has the meaning set forth in Section 3(e).

“Initial Period” has the meaning set forth in Section 4(c).

“Initial Per Share Price” has the meaning set forth in Section 5(a).

“Management Equity Agreements” has the meaning set forth in Section 5(b).

“Options” has the meaning set forth in Section 5(b).

“Parent” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in Section 5(a).

“Signing Bonus” has the meaning set forth in Section 4(c).

“Stock Incentive Plan” has the meaning set forth in Section 5(a).

“Target Performance” has the meaning set forth in Section 4(b).

“Term of Employment” has the meaning set forth in Section 3(a).

“Voluntary Termination” has the meaning set forth in Section 3(c)(iv).

11.                                 Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to Executive, to the Executive at the address most recently contained in the Company’s records (which the Executive shall update as necessary).

If to Company or Parent:	Atkore International, Inc.
16100 S. Lathrop Ave.
Harvey, Illinois 60426
Attention: General Counsel
Fax: (708) 339-2410

and a copy to:	Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor

New York, New York 10152
Attention: Theresa Gore
Fax: (212) 407-5252

and:

Tyco International Management Company, LLC
9 Roszel Road
Princeton, New Jersey 08540
Attention: General Counsel
Fax: (609) 720-4320

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

12.                                 Executive’s Representation

The Executive hereby represents and warrants to the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder.

13.                                 Other Matters

The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and Parent, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or Parent will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

14.                                 Validity

If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

15.                                 Partial Invalidity; Severability

In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

16.                                 Waiver of Breach; Payment of Legal Fees

The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party.  Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor.  In the event either party takes legal action, including through arbitration as provided in Section 19, to enforce any of the terms or provisions of this Agreement, each party shall pay his or its own costs and expenses; provided that if either party is found to have taken an unreasonable position in such legal action, such party shall pay the reasonable costs and expenses of the other party, including but not limited to, attorneys’ fees, incurred in such action.

17.                                 Assignment; Third Parties

Neither the Executive, on the one hand, nor the Company or Parent, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other.

18.                                 Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  This Agreement and the Management Equity Agreements embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior Agreements, understandings and commitments with respect to such subject matter.

19.                                 Arbitration of Disputes; Governing Law

(a)          The parties hereto agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration by an arbitrator, who shall be selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association.  Such arbitration shall be conducted in Cook County, Illinois (absent mutual agreement by the parties to do otherwise) pursuant to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect.  The decision or award in any such arbitration will be made on the basis of the terms of this Agreement and the facts of the case and will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement.  In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of Illinois will govern.  The parties shall each pay fifty percent of all fees and expenses of any type assessed by the American Arbitration Association.  For avoidance of doubt, controversies or claims relating to enforcement of the restrictive covenants contained in Exhibit A to the Employee Stock Option Agreement shall not be required to be arbitrated.

(b)         Jury Waiver.  Each party to this Agreement understands and expressly acknowledges that in agreeing to submit disputes to binding arbitration, he or it is knowingly and voluntarily waiving all rights to have such disputes heard and decided by the judicial process in any court in any jurisdiction.  This waiver includes, without limitation, the right otherwise enjoyed by such party to a jury trial.

(c)          Limitations Period.  All arbitration proceedings pursuant to this Agreement shall be commenced within the time period provided for by the legally recognized statute of limitations applicable to the claim being asserted.  No applicable limitations period shall be deemed shortened or extended by this Agreement.

(d)         Arbitrator’s Decision.  The arbitrator shall have the power to award any party any relief available to such party under applicable law, but may not exceed that power.  There shall be no appeal from the award except on those grounds specified by the Federal Arbitration Act and case law interpreting the Federal Arbitration Act.

(e)          Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of law.

20.                                 Further Action

The Executive, the Company and Parent agree to perform any further acts and to execute and deliver any documents which may he reasonable to carry out the provisions hereof.

21.                                 Counterparts

This Agreement may be executed in counterparts, including facsimiles thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.                                 Payments by Subsidiaries.

The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

23.                                 Applicability of Section 409A of the Code.

To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this

Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  In addition, with respect to any payments or benefits subject to Section 409A, reference to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE:

/s/ John Williamson
Name: John Williamson

ATKORE INTERNATIONAL, INC.

By	/s/ Eileen P. Tierney
Name: Eileen P. Tierney
Title: Deputy General Counsel & Secretary

ATKORE INTERNATIONAL GROUP INC.

By	/s/ Karl Schmidt
Name: Karl Schmidt
Title: VP & Chief Financial Officer